Exhibit 99.2

Third Quarter 2013 Earnings
 October 25, 2013

Dear Shareholder,
I am very pleased to share with you the results of our 2013 third quarter financial performance. The Corporation's 2013 third quarter net income was $3.29 million. The Corporation paid a $0.21 per share cash dividend in the third quarter of 2013, which represents a 5.00% increase when compared to the same period in 2012. Based on the Corporation's average stock price of $24.88 for the month of September 2013, the annualized cash dividend yield was 3.38%. The following are highlights for the Corporation as of September 30, 2013:

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The Corporation's net income for the first nine months of 2013 was $9.59 million as compared to $9.70 million for the first nine months of 2012. While year to date earnings decreased by $109,000 in 2013 as compared to 2012, the Corporation recognized securities gains of $948,000 for the nine months ended September 30, 2012 which were not present during 2013.

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Total assets were $1.46 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $646.50 million - were $2.11 billion. This represents a 4.49% increase in assets under management when compared to September 30, 2012.

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While competition for high quality loans has been intense, the Corporation has not relaxed its underwriting standards. The Corporation remains committed to core community banking principles and long term sustainable growth. The Corporation's loan quality remains sound as evidenced by its relatively low percentage of loans classified as nonperforming. As of September 30, 2013, the ratio of nonperforming loans to total loans for the Corporation was 0.53%. In comparison, the average percentage for all bank holding companies in the Corporation's peer group was 1.86% as of June 30, 2013 (peer group ratios are not yet available for September 30, 2013).

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The Corporation's risk based capital to risk adjusted total assets ratio of 15.00% as of September 30, 2013 compares favorably to the 8.00% ratio required to be classified as adequately capitalized under the Federal Reserve Board's risk based capital rules.

At our October board meeting, Mrs. Sandy Caul officially announced her retirement from both the Isabella Bank Corporation and Isabella Bank Boards effective October 31, 2013. Mrs. Caul has been a director of Isabella Bank since 1994 and the Corporation since 2005. Most recently, she served on the Finance and Planning and the Compensation and Human Resource Committees. As a member of the health care industry, a retired state representative, and active community volunteer, her experiences have given incredible insight to our Boards. On behalf of the Isabella Bank Corporation and Isabella Bank Boards, I would like to express our sincere appreciation for her dedication and service to our Bank.

I would also like to recognize Jerome Schwind for his promotion to Executive Vice President and Chief Operations Officer for Isabella Bank which will take effect January 2014. Jerome joined Isabella Bank in 1999 and has served in various leadership roles including Chief Integration Officer and President of the Mecosta Division. Jerome received his undergraduate degree from Ferris State University and his MBA from Lake Superior State University. He is also a graduate of the Dale Carnegie Executive Development program, the Graduate School of Banking at the University of Wisconsin-Madison, and the Rollie Denison Leadership Institute. In addition to his professional accomplishments, Jerome is also a strong community advocate, an attribute which complements our Bank’s brand and core values. He is an active volunteer and serves as a director for the Friends of Ferris board. Jerome is past chair of the Mecosta County Development Corporation and past vice chair of the Mecosta County Medical Center. Congratulations Jerome on your well-deserved promotion.
It is with a heavy heart that I must share the news that one of our fellow Directors, Will Lauer, recently passed away. Will joined our Board in July 2013 while continuing his 16-year service on the Isabella Bank Breckenridge Division Board. As a long-time farmer from the southern part of our market area, Will brought a unique perspective to our Board. We feel we had only just begun to learn what he had to offer. Will was an engaged Director, actively listening, questioning, and offering comments. His commitment to doing the right thing for the Bank, our shareholders and his community was obvious. He will be missed. Our thoughts and prayers go out to Will’s wife, Connie, his daughters, his family, and all his friends in the Ithaca community.
On behalf of our Board and employees, we would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6230 or contact me by email at rbarz@isabellabank.com.

Richard J. Barz, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended September 30, 2013, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

 ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com